EXHIBIT 10

SARISSA CAPITAL DOES NOT BELIEVE AMARIN CARES ABOUT SHAREHOLDERS

Amarin Continues to Ignore the Loud and Clear Message Sent by Shareholders at the Last Shareholder Meeting

Amarin’s Misleading Words Cannot Hide Its Poor Leadership and Governance Practices That Harm and Disenfranchise Shareholders

Vote the BLUE proxy card “FOR” the appointment of the Sarissa Nominees and “FOR” the Removal of Chairman Per Wold-Olsen on or before February 21, 2023

Greenwich, CT, February 9, 2023 – Sarissa Capital Management LP (“Sarissa”) today issued the following letter to other shareholders of Amarin Corporation plc (NASDAQ: AMRN):

Dear Fellow Amarin Shareholders:

We, the owners, face an important decision at our upcoming shareholder meeting. Amarin has an incredibly valuable asset in Vascepa/Vazkepa, but the company continues to destroy value by mismanagement and poor capital allocation decisions. The company is in dire need of change, which even current leadership recognizes. And shareholders sent a loud and clear message in support of change at the annual meeting. However, the board spends millions of dollars of precious shareholder capital to keep shareholders off the board. Inexplicably, the board does not welcome the positive participation of its largest shareholder with a stellar track record of success.

Amarin is at a critical juncture and risks further destruction of value unless we shareholders enact change now. Sarissa is seeking to remake the board by adding shareholder representatives who we believe will help maximize shareholder value and by removing Chairman Per Wold-Olsen. Our slate, including Sarissa candidates that helped turn around The Medicines Company until its ultimate sale for nearly $10 billion, has the qualifications and experiences to help Amarin reach its true potential.

Sarissa urges shareholders to vote the BLUE proxy card “FOR” the appointment of the Sarissa Nominees and “FOR” the Removal of Chairman Per Wold-Olsen on or before February 21, 2023.

As the general meeting approaches, we ask fellow shareholders separate Amarin’s words from its actions. As we all know, actions speak louder than words. The actions of “new Amarin” are marked by the same poor performance, missed goals and blatant disregard for shareholders as the “old Amarin.” Amarin’s words are filled with inaccurate statements, empty promises and a lack of accountability.

Amarin has the audacity to state publicly, “the Company made solid progress in 2022, against its strategic objectives” even though 2022 was terrible for shareholders by any objective measure:

•	In 2022, Amarin’s stock price declined over 64%, wiping out more than $840 million of shareholder value.*

•
In June 2022, Amarin was 6 months late in announcing cost cuts in the US after a third generic entered and disrupted the market in January 2022. Entrance of the third generic was expected. The shareholder capital wasted due to the delay was an immense and avoidable destruction of shareholder value.

•
The European launch is off to a terrible start. Management could not convince Germany to reimburse Vazkepa even though, with the use of Vazkepa, Germany could save a significant portion of the >€28 billion that it spends annually on cardiovascular disease.† The rest of Europe is behind schedule, failing to live up to management’s earlier promises.

Amarin’s proclamation that its “Commitment to High Standards of Corporate Governance Drives Alignment and Accountability” is inconsistent with their treatment of shareholders as Amarin has demonstrated time and time again that it dismisses shareholder interests:

•
The board continues to completely ignore the outcome of the most recent annual meeting where nearly 50% of all votes cast were either votes against the Amarin board or abstentions.  Notably, this result occurred after Sarissa publicly stated that “we intend to vote ‘ABSTAIN’ as this reinforces our message that change is needed as we give the board time to add shareholder representatives.” ‡ Yet, the board still refuses to add Sarissa representatives.

•
We believe the board’s prolonged “board refreshment process” was not legitimate. No shareholder representatives were added to the board and our input was never sought on any of their appointees. Sarissa is Amarin’s largest shareholder, and we have a track record of creating shareholder value through board representation, including in the cardiovascular space. It is bewildering that Amarin remains obstinate and will not allow shareholder participation on the board.

•
Amarin disclosed that it has spent more than $4 MILLION of shareholder capital and is planning to spend >$7 MILLION total to prevent its largest shareholder from obtaining representation on the board. This amount is a whopping ~6X more than what Sarissa intends to spend in this proxy contest. Either Amarin does not know how to spend money efficiently or does not care about shareholders’ money.

Amarin’s assertion that “New Management Has Made Engagement a Top Priority” is far from the truth as Amarin continues to make it difficult for shareholders, who are frustrated, to have a voice:

•
The board does not engage meaningfully with its shareholder base. Historically, barely 50% of the shareholders show up at any given shareholder meeting. Chairman Wold-Olsen and other directors have been dismissive of Amarin’s shareholders as a “retail” shareholder base. “Retail” shareholders are owners of Amarin and are entitled to have their voices heard.

•
Amarin delayed the disclosure of the record date for the general meeting, artificially established an earlier than necessary cut-off time for voting and delayed delivery of crucial shareholder lists requested by Sarissa. We believe Amarin’s board is employing these tactics to uneven the playing field so that shareholders are unable to voice their dissatisfaction with the current regime. Amarin claims that these timelines are all required by UK law, which is canonically false, and they know it!

•
Amarin has continuously misrepresented its interactions with Sarissa and Sarissa’s track record of success as it attempts to smear us and our nominees. In our presentations, we exposed Amarin’s misstatements, disinformation, and dishonesty, including by providing detailed accounts of our correspondence. Amarin attempts to sully our track record using wrong and misleading metrics. In fact, the average performance of our larger positions during the tenure of Sarissa and Sarissa designees is +39.7%.§ In contrast, Amarin’s performance under CEO Karim Mikhail and Chairman Per Wold-Olsen were -70.8% and -62.8% to year end 2022 respectively.‖ Amarin maintains that “we don’t need Sarissa to maximize value.” Again, actions speak louder than words.

Amarin is in dire need of change. Sarissa believes the current regime is wasting a uniquely valuable opportunity. Vascepa is a highly attractive asset that can not only meaningfully improve patients’ lives by reducing cardiovascular events but also save significant money for health systems worldwide. The board, led by Chairman Wold-Olsen, has failed shareholders and takes no accountability for its failures. Sarissa urges shareholders to act now to support change so that the current leadership does not continue its misguided stewardship of shareholder capital.

We look forward to continuing our engagement with our fellow shareholders. Thank you for your continued support.

Sarissa Capital Management LP
#FreeAmarin

Visit our website at www.freeamarin.com for helpful information about Sarissa and the need for change at Amarin.

Vote the BLUE proxy card “FOR” the Sarissa Nominees and “FOR” the removal of Chairman Per Wold-Olsen.

The General Meeting of Amarin shareholders is scheduled for February 28, 2023, BUT TO MAKE SURE YOUR VOTE COUNTS, SUBMIT YOUR VOTE ON OR BEFORE TUESDAY, FEBRUARY 21, 2023.

Shareholders should be receiving the BLUE proxy card this week. If you do not receive your BLUE proxy card this week or have any questions on how to vote, please contact:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Shareholders call toll-free: (800) 331-7024
Banks and Brokers call: (212) 269-5550
By Email: AMRN@dfking.com

* Calculated from end of day December 31, 2021 – December 30, 2022. Source: Bloomberg
† European Cardiovascular Disease Statistics 2017 edition
‡ Sarissa Capital Press Release June 15, 2022: https://www.businesswire.com/news/home/20220615006073/en/Sarissa-Capital-Intends-to-Vote-%E2%80%9CAbstain%E2%80%9D-at-the-Amarin-Annual-Meeting
§ Calculated as average price change where a Sarissa or Sarissa-affiliated director held tenure as a board member, for larger Sarissa portfolio positions defined as (≥$50M), between the date immediately preceding their first date-in service and 12/30/2022. Not weighted by investment and not indicative of Sarissa’s investment returns
‖ Calculated as price change between the dates 7/30/2021 and 12/30/2022 for CEO Karim Mikhail and 1/7/2022 and 12/30/2022 for Per Wold-Olsen

Contact:	Jean Puong
Sarissa Capital Management LP
info@sarissacap.com

Additional Information

Sarissa Capital Management LP (“Sarissa Capital”), together with other participants, filed a definitive proxy statement and an accompanying blue proxy card with the SEC on January 31, 2023, in connection with the solicitation of shareholders of Amarin Corporation plc (the “Company”) at the general meeting of the Company for the election of Sarissa Capital’s slate of highly-qualified nominees (the “General Meeting”). Shareholders are advised to read the definitive proxy statement and other relevant documents related to the General Meeting as they contain important information.

The definitive proxy statement and other relevant documents are available at no charge on the SEC’s website at www.sec.gov and at www.freeamarin.com. The definitive proxy statement and other relevant documents are also available at no charge by directing a request to Sarissa Capital’s proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 (Shareholders can call toll-free: (800) 331-7024).